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                                                                    EXHIBIT 99.4

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326


FOR IMMEDIATE RELEASE

           ULTIMATE SOFTWARE ANNOUNCES THE COMPLETION OF $11.7 MILLION
                        PRIVATE PLACEMENT OF COMMON STOCK

Weston, FL, July 16, 2003 -- Ultimate Software (Nasdaq: ULTI), a leading provider of Web-based payroll and workforce management solutions, announced today that it has sold 2,200,000 newly issued shares of its common stock to two institutional investors in a private placement for gross proceeds of approximately $11.7 million. The shares were sold at $5.30 per share. After deducting commissions and expenses, the Company received approximately $11.0 million. The Company intends to use the proceeds for general corporate purposes, including working capital.

"We have been executing on a disciplined business plan to deliver quality, cost-effective Internet services such as our Intersourcing offering. The plan is designed to build recurring revenues and consistent financial performance and profitability. This funding is an important development in that plan," said Scott Scherr, CEO, president and founder of Ultimate Software.

The offering of the shares of common stock was not registered under the Securities Act of 1933 and such shares may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. Ultimate Software has agreed to file a registration statement covering resales of the common stock by investors. Certain other shareholders have the right to include shares owned by them in such registration.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

                             ABOUT ULTIMATE SOFTWARE

Headquartered in Weston, Florida, Ultimate Software, a leading provider of Web-based payroll and workforce management solutions, markets award-winning UltiPro as licensed software, as a hosted application through Intersourcing, and as a co-branded offering to Business Service Providers (BSPs) under the "Powered by UltiPro" brand. The Company employs 415 professionals who are united in their commitment to developing trend-setting solutions and delivering quality service. Ultimate Software customers represent diverse industries and include such organizations as The Arizona Diamondbacks/ Phoenix Suns, Benihana Restaurants, The Container Store, Elizabeth Arden, Omni Hotels, Ruth's Chris Steak House and Skywest Airlines.




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More information on Ultimate Software's award-winning products and services can be found at www.ultimatesoftware.com.

UltiPro is a registered trademark of The Ultimate Software Group, Inc. All other trademarks referenced are the property of their respective owners.

CONTACT:

Mitchell K. Dauerman
Chief Financial Officer and Investor Relations
Phone: (954) 331-7369
E-mail: IR@ultimatesoftware.com